Neal J. Keating Chairman of the Board President and Chief Executive Officer Neal.keating@kaman.com

Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7410 F 860.502.1267

September 22, 2017

Mr. Richard R. Barnhart
8 Cantor Knoll
Ellington, CT 06029

Dear Rick:

We are pleased to make this offer of employment to you for the position of Executive Vice President of Kaman Corporation and President of our Aerospace Group, reporting to me. This position will be located at the corporate headquarters for the Aerospace Group in Bloomfield, Connecticut. The key components of this offer are:

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Your Aerospace Group appointment will be effective October 1, 2017, and your executive officer appointment will be presented to the Board of Directors for approval at the Board’s November 2017 meeting.

•	Your base salary will be $37,500 per month, annualized to $450,000.

•	We will provide you with a monthly car allowance of $2,205 effective October 1, 2017. This amount will be included in your monthly paycheck.

•	The position will be rated at the Executive Salary Grade 10 and you will be a Section 16 reporting officer of Kaman Corporation for purposes of SEC Rule 16a-1(f).

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You will be part of the executive group eligible for annual cash incentives in accordance with the Company’s policies and procedures. Effective October 1, 2017, the annual cash incentive target for your position will be 65% of your base salary. The maximum bonus is 200% of target, and you must be an active employee at the end of each fiscal year to be eligible for the annual cash incentive. For the period October 1, 2017 to December 31, 2017, you will be eligible for a pro-rated incentive. For fiscal year 2018, we will provide a minimum incentive guarantee of $100,000.

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You will be recommended for a 2,000 equity share grant of Restricted Stock Awards (RSA) at the November 2017 meeting of the Personnel & Compensation Committee of our Board of Directors. This grant will vest at 20% per year for the next five years.

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Effective January 1, 2018, you will participate in the Kaman Long-Term Incentive Program. Your long-term incentive target is 150% of your base salary. This Program will have a one-year, a two-year, and a three-year component, with corresponding performance periods; the one-year and two-year performance components will be calculated to their respective time periods for final calculation. This is subject to approval by the Personnel & Compensation Committee of the Board of Directors, which we will present to the Committee at its February 2018 meeting.

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As a Company officer, you will also have a stock ownership requirement of Kaman stock at two times your base salary; one-third of your long-term awards will be issued in Kaman stock until your minimum is met.

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As a Company executive, you will be eligible to participate in the Kaman Deferred Compensation Plan effective January 1, 2018. This Plan provides an additional opportunity to save for retirement on a tax-deferred basis. The Company will add a contribution of 10% of the amount by which your actual base salary and annual cash incentive exceeds the annual I.R.S. limit on compensation for pension earnings, which for 2017 is $270,000. The Company contribution will be made at the conclusion of each plan year, as long as you are an active employee on January 1st of the following year. Enrollment information will be mailed to you by the Newport Group following your eligibility effective date of November 1, 2017.

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You will be eligible to receive Kaman employee benefits upon completion of 30 days of employment. Information regarding benefits will be mailed to your home shortly after your date of hire. At your convenience please call Theresa O’Callaghan, Executive Director of Benefits - Kaman Corporation, at 860-243-7368, with any questions regarding your benefits.

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You will be eligible for participation in the Kaman Corporation 401(k) Plan after thirty consecutive days of employment. The Company has a 100% match with a three-year vesting provision, up to a maximum employee contribution of 5%, subject to regulatory and Plan limits. The company match is subject to a three-year cliff vesting provision. Additional information will be mailed to your home in October by Fidelity.

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Effective November 1, 2017, you will be eligible to participate in the Executive MetLife Group Variable Universal Life (GVUL) Insurance Program. This Program will provide you with $1,000,000 of life insurance coverage along with an equal amount of accidental death and dismemberment coverage at no cost to you. Additional information, including supplemental and dependent life insurance options, will be mailed to your home in October by MetLife.

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Effective November 1, 2017, you will have the opportunity to apply for Executive Supplemental Individual Disability Insurance. This voluntary, employee-paid benefit is available to supplement the Company-provided group long term disability insurance coverage in order to protect a higher percentage of your income. Additional information will be mailed to your home in October from Unum.

•	You will be eligible for three (3) weeks of vacation as an exception to our policy, which does not include the holiday shut down period in December.

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We will provide you with a dual trigger Change of Control Agreement. A draft will be provided for your review; this Agreement will be consistent with the current form of Agreement being utilized for other senior executive officers.

This offer is subject to all the standard terms and conditions of employment required by Kaman Corporation of its employees, including management’s periodic evaluation of your job performance, and is further contingent upon the following:

•	Your agreement to and execution of the enclosed standard employment document;

•	Your satisfactory completion of a physical by a Kaman appointed physician or medical provider, including your satisfactory completion of a pre-employment NIDA-5 drug test;

•	Your successful completion of a background investigation, Confidentiality agreement, Code of Conduct agreement and reference checks;

•	Verification of your right to work in the United States, as demonstrated by your completion of an I-9 Form and submission of acceptable documentation; and

•	Other documentation as may be required by the various employment-related plans and policies.

Neither your employment, nor any communication in connection with it, nor any Kaman benefits for which you become eligible is intended by Kaman Corporation to create an employment contract other than an “at will” employment relationship. This means that both Kaman Corporation and you have the right to terminate the employment relationship, without recourse or liability, at any time with or without cause and with or without notice.

If this is acceptable to you, Rick, please date and sign one copy of this letter and the enclosed documents and return to Greg Troy, Senior Vice President Human Resources and Chief Human Resources Officer at your earliest convenience. Upon your acceptance of this offer, Greg will be in contact with you to establish the date of your pre-employment physical examination, including a comprehensive drug test, and other documentation that may be required by employment policies.

I am excited by the prospect of your joining our senior executive team. There are many challenges ahead of us, and I look forward to meeting them with you.

Sincerely,

/s/ Neal J. Keating

Neal J. Keating
Chairman, President & Chief Executive Officer

Enclosures

Accepted and Agreed
This __24th___ day of _September_, 2017

/s/ Richard R. Barnhart______
Richard R. Barnhart

cc: Gregory T. Troy, Senior Vice President & Chief Human Resources Officer